Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday Morning Appoints Marcelo Podesta as Independent Director

Retail industry veteran brings strong finance, information technology and merchandising experience

DALLAS, TX – December 14, 2021 – Tuesday Morning Corporation (NASDAQ: TUEM), a leading off-price retailer of home goods and décor, today announced that Marcelo Podesta, an information technology and merchandising industry leader, joined the company’s board of directors (the “Board”) as an independent director, effective December 13, 2021.

“On behalf of the Board and the Tuesday Morning management team, I am pleased to welcome Marcelo Podesta to our Board,” said Sherry Smith, Chairperson of the Board of Tuesday Morning. “Marcelo’s deep experience and retail industry knowledge make him uniquely qualified to contribute to Tuesday Morning as we focus on driving long-term growth and shareholder value.”

Mr. Podesta is a seasoned executive with experience across multiple consumer-facing organizations. As an executive leader, his expertise encompasses finance, information technology and merchandising and he has been instrumental in driving digital transformation and modernizing IT infrastructure and ERP systems. He is currently President of National Business Furniture Inc., a role he has held since August 2020. Before National Business Furniture, Mr. Podesta was Senior Vice President and General Manager at Art Van Furniture Inc. Before that, he served as Chief Revenue Officer, Chief Merchandising Officer, and Supply Chain Officer at Brookstone Inc. Prior to joining Brookstone, Mr. Podesta held various leadership positions at Staples, Inc.

Commenting on his appointment, Mr. Podesta said, “I am honored to assume the role of director at Tuesday Morning at such an important time in their transformation. I am looking forward to working with management to support their long-term initiatives to create shareholder value.”

About Tuesday Morning

Tuesday Morning Corporation is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 492 stores in 40 states.  More information and a list of store locations may be found on the Company's website at www.tuesdaymorning.com.

INVESTOR RELATIONS:

Caitlin Churchill

ICR

203-682-8200

Caitlin.Churchill@icrinc.com

MEDIA:

TuesdayMorning@edelman.com